                                                                       EXHIBIT 3

                               TEAMING AGREEMENT


       THIS TEAMING AGREEMENT (this "Agreement") is made this 7th day of November 1995 by and between GTS Duratek, Inc., a Delaware corporation ("GTSD") and BNFL Inc., a Delaware corporation ("BNFL").


                             W I T N E S S E T H:
                             - - - - - - - - - -

       WHEREAS, GTSD has specialized knowledge, experience and rights to technology for the vitrification of radioactive, hazardous and other wastes;

       WHEREAS, BNFL possesses experience in the processing and stabilization of radioactive waste which could complement the specialized knowledge, experience and technology rights of GTSD for the treatment and handling of wastes at DOE (as defined) sites throughout the United States and all of its territories and possessions;

       WHEREAS, GTSD and BNFL believe that a cooperative pursuit of contracts and other potential business opportunities with the DOE to treat and handle wastes at DOE sites throughout the United States and all of its territories and possessions would be to the mutual benefit of both companies;

       WHEREAS, GTSD and BNFL desire to establish a collaborative business relationship and to support each other in the pursuit of potential business opportunities for the treatment and handling of wastes at DOE sites;

       WHEREAS, it is in the interest of the parties to use their reasonable best efforts to apply marketing, contractual and technical resources in the most effective manner in pursuing potential business opportunities for the treatment and handling of wastes for the DOE;

       WHEREAS, it is the desire of the parties to develop a total program workshare that offers a satisfactory business opportunity for each while placing the GTSD/BNFL team in the best competitive position;

       WHEREAS, pursuant to the teaming arrangement provided herein, BNFL will invest $10.0 million in GTSD in the form of a convertible subordinated debenture (the "Convertible Debenture"), convertible into the common stock of GTSD, $.01 par value per share (the "Common Stock"), as provided herein;

       WHEREAS, pursuant to the teaming arrangement provided herein, BNFL will provide research and development funding to GTSD for five (5) years, as provided herein; and

       WHEREAS, pursuant to the teaming arrangement provided herein, GTSD shall grant to BNFL a sublicense with respect to the vitrification technology for use in the United Kingdom, as provided herein.

       NOW, THEREFORE, in consideration of the promises and mutual covenants provided herein, and other good and sufficient consideration, the receipt of which is acknowledged by each party hereto, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

       In addition to those terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated:

       "Affiliate" of a specified person means a person that directly, or
        ---------
indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

       "Contract" means any contract awarded to GTSD, BNFL or a Project
        --------
Organization by the DOE in response to a Proposal.

       "DOE" means the United States Department of Energy, its successor, or any
        ---
other agency or Person administering or operating the United States Department of Energy sites around the United States and its territories and possessions.

       "Person" or "person" means an individual, corporation, partnership,
        ------      ------
limited liability company, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

       "Project" means a project for the treatment and handling of radioactive,
        -------
hazardous and other wastes at a particular DOE site by means of vitrification and the related services in connection therewith. A Project will involve services to be provided by GTSD, BNFL and/or a Project Organization in accordance with the scope of work to be determined by the Steering Committee, on a project by project basis, and which may include technologies and services other than vitrification.

       "Project Organization" means a newly formed corporation, partnership,
        --------------------
limited liability company, firm, joint venture, trust or other form of business organization that is jointly owned, directly or indirectly, by GTSD, BNFL and possibly other third parties, and was formed for the specific and limited purpose of undertaking a Project.

       "Proposal" means a proposal submitted by either GTSD, BNFL or a Project
        --------
Organization, as agreed, in response to an RFP.

       "RFP" means any request for proposal issued by the DOE for the treatment
        ---
and handling of radioactive, hazardous and other wastes at a DOE site and the related services in connection therewith.

       "Steering Committee" means the Vitrification Technology Steering
        ------------------
Committee established pursuant to Article VI hereof.

       "Subcontract" means any subcontract entered into by and between any of
        -----------
GTSD, BNFL and a Project Organization relating to work to be performed under a Contract.

                                  ARTICLE II
                              SCOPE OF ACTIVITIES
                              -------------------

       2.1. GTSD and BNFL agree to collaboratively seek and pursue five (5) Projects with the DOE for the treatment and handling of radioactive, hazardous and other wastes at various DOE sites throughout the United States.

       2.2. The decision to pursue a Project will be determined by the Steering Committee. To the extent that the Steering Committee identifies and decides that GTSD and BNFL shall jointly pursue a Project, the Steering Committee shall acknowledge in writing the pursuit of such Project in accordance with the terms of this Agreement and a copy of such written acknowledgment shall be provided to both GTSD and BNFL. The written acknowledgment shall also contain the date, or the basis for determining the date, by which the Article XII and Non-Competition Fee (as hereinafter defined) is required to be paid pursuant to Section 3.2.

       2.3 Once the DOE has issued an RFP for a Project that the Steering Committee has determined that the parties should jointly pursue, the parties shall collaborate in preparing and submitting a Proposal in response to the RFP. At such time that such an RFP is issued, the Steering Committee shall determine which party is to serve as the prime contractor (the "Prime Contractor") with the DOE and which party shall serve as the subcontractor (the "Subcontractor"). The parties shall regulate their relationship on a particular Project through the issuance of subcontracts and agree to work together in an exclusive prime contractor/subcontractor relationship as per Article III herein. The scope of work shall be decided upon by the parties in accordance with Article V below. Alternatively, the Steering Committee may elect in its sole discretion to form a Project Organization to pursue the Project and shall determine the structure and ownership of such entity and the contribution of each party to such entity.

                                  ARTICLE III
                     EXCLUSIVITY; PAYMENT OF CERTAIN FEES
                     ------------------------------------

       3.1. For Projects which the Steering Committee has determined that the parties shall jointly pursue, upon such determination and the receipt by each party of the written acknowledgment of such determination, each party hereto shall: (i) not participate in any manner in the preparation or submission of proposals to the DOE by itself or with a third party to the exclusion of the other party; and (ii) not participate in any manner in furtherance of the preparation of proposals to the DOE by or with any third party for opportunities related to the Project, without the written consent of the other party, which consent may be withheld in such other party's sole discretion. Nothing herein shall be deemed to confer any right or impose any obligation or restriction on either party with respect to any other project other than a Project which the Steering Committee has determined to pursue. Each party hereto shall not be precluded from its normal marketing and business efforts in connection with the sale of standard products or services not covered by this Agreement. Each party hereto shall not be precluded from participating in a DOE project, as a subcontractor or otherwise, once the DOE has awarded the project to a party other than BNFL, GTSD or a Project Organization, provided that such party uses its best efforts to participate in such DOE project with the other party hereto, unless the types of goods or services required to be provided for such project or the economics of the party's participation in such project do not make it commercially reasonable, as determined in the reasonable discretion of the Steering Committee, to jointly participate in such project.

       3.2 Unless otherwise agreed upon by the Steering Committee, upon the earlier of (i) three (3) business days after the issuance of an RFP by the DOE for a Project that the Steering Committee has determined that the parties should jointly pursue or (ii) the determination by the Steering Committee to jointly pursue a Project and the determination by the Steering Committee to commence work in earnest to prepare a Proposal for such Project (but in any event not later than the submission of a Proposal pursuant to this provision (ii)), BNFL shall pay to GTSD, subject to Section 3.6, the sum of $1.0 million (the "Article XII and Non-Competition Fee") in consideration of GTSD's agreement to, (i) exclusively pursue the Project with BNFL, (ii) provide the technology required under Article XII, and (iii) not compete with BNFL and to exclusively team with BNFL and mutually acceptable third parties with respect to preparing a proposal for the stabilization of radioactive waste contained in the underground tanks of the DOE's Hanford Washington site.

       3.3 GTSD shall be deemed to have earned the Article XII and Non-Competition Fee simply by its agreement to the items specified in Section 3.2 and no further conditions or obligations shall be required to be satisfied after the payment of the Article XII and Non-Competition Fee.

       3.4 In the event that GTSD has not received the Article XII and Non-Competition Fee within thirty (30) calendar days of when the obligation of BNFL to pay such Article XII and Non-Competition Fee arose pursuant to Section 3.2 above, then, in addition to its right to receive the Article XII and Non-Competition Fee, GTSD shall be free to pursue the Project with another party and shall not be subject to the exclusivity provisions of Section 3.1 herein with respect to that Project.

       3.5 For purposes of this Agreement, the Steering Committee has determined to pursue the Project for the stabilization of the radioactive waste contained in the underground tanks at the DOE's Hanford, Washington site and all of the conditions of Section 3.2 herein shall be deemed to have been satisfied as of the date hereof. Accordingly, BNFL shall pay to GTSD $1.0 million upon the execution and delivery of this Agreement.

       3.6 The maximum aggregate amount of Article XII and Non-Competition Fees to be paid by BNFL to GTSD pursuant to this Agreement shall be $5.0 million. In the event that BNFL, GTSD or a Project Organization is not awarded any one or more of the Projects that the Steering Committee has determined to pursue, GTSD agrees to exclusively team with BNFL on one (1) additional Project for no additional Article XII and Non-Competition Fee, provided that GTSD has received an aggregate of $5.0 million in Article XII and Non-Competition Fees from BNFL.

       3.7 Notwithstanding anything contained herein to the contrary, in the event that BNFL is (i) debarred or suspended from doing business with the DOE or the United States Government or (ii) legally prohibited in any way from being involved in a Project, then the exclusivity provisions contained in this Article III shall be suspended until such time as BNFL is legally permitted do business with the DOE and to be involved in a Project.

       3.8 Notwithstanding anything herein to the contrary, in the event that GTSD has defaulted on any of its payment obligations under the Convertible Debenture, BNFL shall be entitled to offset the amounts owed to GTSD as Article XII and Non-Competition Fees until such time as the payment default has been cured or the payment default has been waived by BNFL. All amounts so offset shall be applied in whole toward the cure of the payment default under the Convertible Debenture.

                                  ARTICLE IV
                    PREPARATION AND SUBMISSION OF PROPOSALS
                    ---------------------------------------


       4.1. The parties agree that the Prime Contractor shall serve as the primary interface with the DOE in the pursuit of a Contract for a Project.

       4.2. The Subcontractor shall submit in a timely manner an offer to the Prime Contractor for the Subcontractor's respective scope of work to be integrated into the Proposal to be submitted to the DOE by the Prime Contractor. The offer to be submitted by the Subcontractor to the Prime Contractor shall include the necessary technical and price information for the goods and/or services to be provided by the Subcontractor, and support and backup therefor, so that the Prime Contractor can complete the Proposal in an appropriate manner. The Subcontractor shall bear all of the costs and expenses associated with preparing the offer that is submitted to the Prime Contractor. The Prime Contractor shall incorporate the relevant offer by the Subcontractor in the Proposal and shall submit the Proposal to the DOE.

       4.3 The Prime Contractor shall have the overall responsibility for the preparation and submission of a Proposal, including the document preparation cost for the Proposal. The parties agree to submit the Proposal for review by the Steering Committee before submission to the DOE and the Steering Committee shall have approved the Proposal prior to its submission. In no event shall the Prime Contractor be entitled to modify or amend the offer from the Subcontractor to be incorporated in the Proposal without the prior written consent of the Subcontractor. Each party shall bear its own risks, costs, fees and other expenses incurred in connection with the preparation and submission of a Proposal. After submission of a Proposal to the DOE, the parties shall provide such services and information as are reasonably required for evaluation of the Proposal and negotiation of the resulting Contract.

       4.4. The Prime Contractor shall be responsible for carrying out all negotiations with the DOE. If requested by the Prime Contractor, the Subcontractor, at its own expense, shall participate in presenting and negotiating with the DOE with a view to obtaining an award to the Prime Contractor of the Contract. The Prime Contractor shall keep the Subcontractor informed of the progress and content of the negotiations with the DOE. The Prime Contractor shall not agree to any amendment to the Proposal which affects the rights and obligations of the Subcontractor without the prior written consent of the Subcontractor, which consent shall not be unreasonably withheld or delayed.

       4.5. The parties hereby undertake to provide each other with prompt notification in the event either party determines that it may not be in its best interest, or the best interest of both parties, to pursue the Project and enter into a Contract with the DOE.

                                   ARTICLE V
                                 SUBCONTRACTS
                                 ------------

       5.1 In the event that a Contract is awarded to the Prime Contractor based on a Proposal, the Prime Contractor shall, as soon as practicable, place a subcontract (the "Subcontract") with the Subcontractor for its respective scope of work consistent with the terms of the offer submitted by the Subcontractor to the Prime Contractor and included in the Proposal.

       5.2 It is understood by the parties that the Prime Contractor may enter into an agreement with other potential subcontractors in support of opportunities in which the parties hereto are jointly pursuing provided that such potential subcontractor shall not provide goods or services which the Subcontractor is capable of providing and willing to provide on commercially reasonable terms. Subcontractor shall be permitted (as a subcontractor) to enter into a subcontract with a third party provided that the Steering Committee has approved such third party subcontractor and the terms and conditions of the subcontract with such third party.

       5.3 The parties agree that the proportion and content of work to be undertaken by each party in respect of each Project shall be generally consistent with the scope of work as determined by the Steering Committee. The parties recognize that as the RFP and as a Project are more clearly defined, changes to the scope of work to be performed by each party may be necessary to meet the requirements of the DOE. In such cases the parties shall agree upon reasonable variations to the scope of work for each party for that particular Project in such a way so that the final scope of work for each party for that particular Project shall be as close as possible to the proportion and content of its scope of work initially determined by the Steering Committee.

                                  ARTICLE VI
                              STEERING COMMITTEE
                              ------------------

       6.1 A Steering Committee shall be established by the parties. The Steering Committee shall consist of one representative of GTSD and one representative of BNFL (each a "Representative" and collectively the "Representatives"). The initial Representative designated by GTSD shall be Robert E. Prince and the initial Representative designated by BNFL shall be Richard H. Peebles. Replacement of the designated Representative, either permanently or at any time, by a particular party shall require the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

       6.2 Meetings of the Steering Committee shall be held at least once every three (3) months upon five (5) business days notice to the Representatives and such notice shall be accompanied by an agenda determined by the Representatives. Should circumstances so require, a meeting shall be held at any time at the request of either of the parties. The meeting shall only be held with the presence of both of the Representatives. Decisions of the Steering Committee shall be made by mutual agreement with each Representative acting and negotiating in good faith. The Steering Committee cannot act or make any determination without the approval of both Representatives.

       6.3 The Representatives shall, prior to the commencement of each meeting, elect a secretary to take minutes of the meeting. The secretary of a Steering Committee meeting need not be one of the Representatives. The secretary shall distribute copies of the minutes of the meeting to both of the parties within ten (10) calendar days after the meeting. Such minutes shall be deemed to have been accepted by the parties unless comments are made in writing within ten
(10) calendar days of their receipt by said parties.

       6.4 The Steering Committee shall have the following responsibilities and shall be empowered to take the following actions:

             (i) Overall governance of the collaborative relationship of the parties as contemplated by this Agreement;

             (ii) Determine the Projects to be pursued jointly by the parties and provide written acknowledgment of such determination to each of the parties;

             (iii) Determine which party shall serve as the Prime Contractor and which shall serve as the Subcontractor on a particular Project or, alternatively, determine to form a Project Organization to undertake a particular Project and the structure, ownership and contribution of each of the parties to such Project Organization;

             (iv)   Determine when to commence work on a particular Project;

             (v) Determine the scope of work to be provided by each of the parties and any appropriate modifications or amendments thereto;

             (vi) Review the final Proposal to be submitted to the DOE in response to an RFP and have final approval over such Proposal;

             (vii) Approve the appointment of any agents engaged or retained by any of the parties in connection with the pursuit of a Project;

             (viii) Act in an advisory capacity concerning the negotiation of Contracts and the performance of such Contracts and resulting Subcontracts;

             (ix) Interpret the meanings of "most favored nation" and "preferred partner," as such terms are used in Article VIII, and set forth such meanings in a memorandum submitted to each of the parties;

             (x) Determine the total capital cost of a Project and the capital cost of the Project related to the verification portion and provide written notice to each of the parties of such determination;

             (xi) Determine the budget for the expenditure of research and development funds and provide authorization to expend such funds pursuant to
Article XIV;

             (xii) Attempt to solve expeditiously any conflict between the parties related to this Agreement; and

             (xiii) Delegate any of the authority of the Steering Committee to appropriate individuals or groups as may be determined unanimously by the Steering Committee, provided that such delegation can be revoked by either Representative upon written notice.

       6.5 Each Representative has an obligation to inform the other Representative of any possible projects or business opportunities which may be contemplated by this Agreement, and the Representatives will make a decision whether to jointly pursue such projects or business opportunities in a timely fashion in light of all relevant and appropriate business considerations.

       6.6 Each Representative shall designate a deputy (each a "Deputy Representative" and collectively the "Deputy Representatives") who shall act on his behalf only in the event that the Representative is unavailable and action of the Steering Committee is to be taken. Each Deputy Representative may attend all meetings of the Steering Committee and may participate in such meetings but shall not vote at such meetings unless the Deputy Representative is acting on behalf of his Representative pursuant to the preceding sentence. The initial Deputy Representative designated by Robert E. Prince shall be Robert F. Shawver and the initial Deputy Representative designated by Richard H. Peebles shall be determined at a later time provided that such initial Deputy Representative is subject to the approval of Robert E. Prince. Replacement of the designated Deputy Representative, either permanently or at any time, by a particular Representative shall require the written consent of the other Representative, which consent shall not be unreasonably withheld or delayed.

       6.7 In the event that the Representatives cannot agree on a matter under the authority of the Steering Committee and such inability to reach an agreement continues for sixty (60) calendar days or such other period of time that causes the interests of one or both of the parties to be adversely affected, then the Representatives shall consider in good faith either (i) delegating the authority of the Steering Committee to such other members of their respective organizations who may be appropriate to assume such authority or (ii) adopting such other appropriate means for resolving the disagreement.

                                  ARTICLE VII
                            CLASSIFIED INFORMATION
                            ----------------------

             Access to classified information may be required in the performance of the services hereunder and both parties shall use their best efforts to meet the applicable security clearance requirements of the DOE and the United States Government at all times relevant to this Agreement.


                                 ARTICLE VIII
              OTHER COVENANTS AND AGREEMENTS BETWEEN THE PARTIES
              --------------------------------------------------

       8.1 Unless otherwise agreed, until the later of (i) the termination of this Agreement or (ii) BNFL no longer owns an interest in GTSD, BNFL hereby agrees to perform, directly or through a subcontractor or other party, vitrification of any substance only with GTSD, provided that BNFL and GTSD can agree on mutually acceptable terms and conditions.

       8.2 BNFL and GTSD agree to extend to each other a "most favored nation" approach for working jointly on any projects.

       8.3   (a)    BNFL and GTSD intend to jointly pursue vitrification
projects on a "preferred partner" basis.

             (b) The parties will meet at least once every six (6) months to discuss potential opportunities and strategies for pursuing projects outside of the United States.

       8.4 The parties will use their reasonable efforts to cause their respective Affiliates to comply with the provisions of Sections 8.1, 8.2 and 8.3(a).

       8.5 If GTSD is intending to borrow funds from a lender whereby it is contemplated that such lender would have a security interest in the GTSD Technology (as hereinafter defined), then GTSD covenants and agrees that it shall use its best efforts to cause such lender (the "Lender") to execute as part of the loan documents (the "Loan") a non-disturbance agreement, or similar provision having like effect, granting to GTSD, BNFL or their Affiliates, as appropriate, the limited, non-exclusive right to continue using the GTSD Technology on any projects jointly undertaken by GTSD and BNFL or by a Project Organization with terms substantially similar to those given by First Fidelity Bank, N.A. to GTSD and BNFL in its non-disturbance agreement of even date herewith (as determined in the reasonable discretion of the Steering Committee) (any such agreement or provision referred to herein as a "Non-Disturbance Agreement"). If, after GTSD uses such best efforts for a reasonable time and the Lender will not agree to give a Non-Disturbance Agreement, BNFL shall join the negotiations with GTSD and the Lender solely on the issue of the Non-Disturbance Agreement and BNFL shall use its best efforts to persuade the Lender to give a Non-Disturbance Agreement. If, after BNFL uses such best efforts for a reasonable time, the Lender will not agree to give a Non-Disturbance Agreement, GTSD shall be permitted to enter into the Loan arrangement only if BNFL first consents in writing to the Loan (the "Consent"); provided, however, that the Consent shall be required only for the portions of the Loan which are required in order to protect continuing access to the GTSD Technology as such GTSD Technology relates to any Project. The Consent shall not be unreasonably withheld by BNFL; and, in determining whether to grant such Consent, the sole consideration of BNFL shall be whether the withholding of such Consent is necessary in order to protect access to the GTSD Technology covered by the Sublicense Agreement or BNFL's continuing access to the GTSD Technology as such access is contemplated under this Agreement.

                                  ARTICLE IX
                   PROPRIETARY AND CONFIDENTIAL INFORMATION
                   ----------------------------------------

       9.1 Proprietary or confidential information (relating to technical and non-technical matters) may be transferred between the parties during the term of this Agreement, subject to the confidentiality and use restrictions provided herein. Notwithstanding any other provisions herein, the parties agree that during the term of this Agreement and for a period of five (5) years thereafter, any proprietary or confidential information exchanged during the performance of this Agreement shall be used by the receiving party for the exclusive purpose of performing this Agreement, of preparing a Proposal hereunder or performing a Contract pursuant hereto.

       9.2 Each of the parties hereto agrees that during the term of this Agreement and for a period of five (5) years thereafter, it shall not, and it shall use reasonable efforts to cause its Affiliates, directors, officers, employees, agents and advisors not to, reveal, divulge or make known to any person (other than the other party hereto or the Project Organization) or use for its own account or for the account of any person any proprietary or confidential information. For purposes of this Agreement, "proprietary or confidential information" includes, without limitation, any method, record, data, report, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business by a party or any other information regarding a party, other than information that can be demonstrated to have (i) been publicly known prior to the date of this Agreement, (ii) become well known by publication or otherwise not due to the unauthorized act or omission on the part of a party hereto or
(iii) been obtained by a party hereto from a source other than the other party hereto, provided that such source was not bound by an obligation of confidentiality.

       9.3 Notwithstanding anything herein to the contrary, a party may disclose proprietary or confidential information regarding the other party to one of its Affiliates provided that such Affiliate executes and delivers a confidentiality agreement reasonably satisfactory to the other party.

       9.4 In addition to the confidentiality provisions provided in the preceding paragraph, BNFL shall ensure that in any project undertaken by it or an Affiliate of BNFL within a period of five (5) years beyond the later of (i) the termination of this Agreement, or (ii) the termination of BNFL's right to designate a member or observer to GTSD's Board of Directors pursuant to Article XVI hereto, which involves the performance of vitrification of any substance other than high level radioactive waste, and which does not involve GTSD, all intellectual property, including know-how, technical data, designs and the like relating to the GTSD vitrification technology and any other proprietary or confidential information of GTSD, is protected and not made available to that project, without the written consent of GTSD.

                                   ARTICLE X
                         INTELLECTUAL PROPERTY RIGHTS
                         ----------------------------

       10.1 Each party shall remain the sole owner of its intellectual property rights, technical data, know-how, designs, specifications and the like generated or acquired prior to the execution of this Agreement, and any transfer of such information from one party to another (or to a Project Organization) under this Agreement is to be used only for the express purpose for which it was transferred. Any additional use of that information would be the subject of a separate license or other agreement to be entered into between the parties.

       10.2 No license to the other party (or to a Project Organization) under any intellectual property rights is granted or implied by conveying proprietary or confidential information to that party (or to a Project Organization) for any purpose whatsoever other than the limited purposes of the parties permitted under this Agreement. None of such information which may be transmitted or exchanged by the respective parties (or by a Project Organization) shall constitute any representation, warranty, assurance, guaranty or inducement by either party to the other (or to a Project Organization) with respect to the infringement of patents or other rights of others.

       10.3 Subject to the right, if any, of the DOE and to any express provisions contained in any Subcontract between the parties hereto (which said provisions shall prevail in the event of any conflict with this clause) and subject to the provisions herein contained, all intellectual property produced pursuant to this Agreement shall vest in and at all times remain vested in the party originating that intellectual property; provided that if the parties jointly produce material pursuant to this Agreement then unless the parties previously agree in writing to the contrary, all intellectual property rights in such jointly produced material shall vest jointly in each of the parties without accounting to the other. The parties undertake to enter into good faith negotiations to agree upon such measures of protection as patents and like instruments and the establishment thereof, as the parties agree to be appropriate.

       10.4 In this regard, it is recognized that the parties may be required under provisions contained in the Contract to grant licenses or other rights to the DOE and, in that event they shall by reasonable agreement do so. Any such granting of licenses or other rights shall be mutually agreed by the parties.


                                  ARTICLE XI
                            LOAN FROM BNFL TO GTSD
                            ----------------------

             In connection with the teaming arrangement contemplated by this Agreement and contemporaneous with the execution of this Agreement, BNFL shall loan to GTSD $10.0 million. Such loan shall be evidenced by a Convertible Debenture, a form of which Convertible Debenture is attached hereto as Appendix
I. All of the terms and conditions with respect to the loan by BNFL to GTSD are included in the Convertible Debenture.

                                  ARTICLE XII
                    PROVIDING TECHNOLOGY TO JOINT PROJECTS
                    --------------------------------------

       12.1 With respect to any Projects jointly undertaken by GTSD and BNFL or by a Project Organization pursuant to the terms of this Agreement, GTSD shall provide to such Projects through its involvement in such Projects all of the rights and know-how in the technology currently owned by GTSD, or owned by GTSD in the future, or in which GTSD has rights of use now or in the future, including without limitation all of the Intellectual Property as defined in
Section 19.1 and all improvements and enhancements thereto for the vitrification of worldwide radioactive and mixed waste (excluding Germany) (all such technologies are collectively referred to herein as the "GTSD Technology"). The contribution of the GTSD Technology to a Project shall be undertaken through GTSD and shall not be deemed in any way to constitute an assignment or sublicense of such technology to any other party.

       12.2 In the event that GTSD is (i) debarred or suspended from doing business with the DOE or the United States Government, (ii) legally prohibited in any way from being involved in a Project and providing the GTSD Technology to the Project pursuant to Section 12.1 or (iii) unwilling or unable to provide the GTSD Technology to any Project pursuant to Section 12.1 for any reason, then GTSD shall license or sublicense, as applicable, such technology to the Project Organization or take such other action as is determined by the Steering Committee to enable either BNFL or the Project Organization that continues to be engaged in the Project to continue to use the GTSD Technology until completion of such Project. In the event that GTSD shall be required to provide a license or sublicense pursuant to this Section 12.2, such license or sublicense shall be provided on terms which enable GTSD to receive the same economic benefit it would have received had it been able to participate in the Project and GTSD will not be entitled to receive any additional consideration above such amount for the granting of the license or sublicense hereunder.

       12.3 GTSD hereby covenants and agrees that it will not take any action, or fail to take a required action, either of which results in the termination of the license agreement by and between GTSD and Drs. Pedro B. Macedo and Theodore
A. Litovitz (collectively the "Inventors") dated August 17, 1992 (the "License Agreement") prior to the expiration of its natural term. GTSD hereby covenants and agrees that it will use its best efforts to maintain the License Agreement and the underlying Intellectual Property (as hereinafter defined) in full force and effect so long as GTSD and BNFL are jointly pursuing a Project or participating jointly in a Project, however, GTSD shall have the right to amend the License Agreement or enter into a new license agreement with the Inventors provided that the terms of such new license agreement would not adversely affect GTSD's performance of its obligations hereunder.

                                 ARTICLE XIII
                            SHARING OF PROJECT FEES
                            -----------------------

       13.1 Notwithstanding any other arrangement for the sharing of fees with respect to a Project or the compensation for goods or services provided to a Project by each of the parties, which shall be determined by Steering Committee for each particular Project, the parties hereby covenant and agree that they will share a portion of the fees from each Project in the following manner:

             (a) A fee (the "Project Fee") equal to three percent (3%) of the total revenues related to the vitrification portion of a Project will be shared equally by GTSD and BNFL until such time as BNFL has received an amount (including amounts previously distributed to BNFL pursuant to this paragraph) equal to a twelve percent (12%) cumulative annual yield on the amount of the
Article XII and Non-Competition Fee paid by BNFL to GTSD pursuant to Article III for the particular Project. Thereafter, such Project Fee will be distributed eighty percent (80%) to GTSD and twenty percent (20%) to BNFL.

             (b) In order to determine the total revenues related to the vitrification portion of a given Project, the total revenues from such Project shall be multiplied by a fraction, the numerator of which is the capital cost of the Project related to the vitrification portion and the denominator of which is the total capital cost of the Project. For purposes of this Section 13.1, the term "total revenues from a Project" shall mean all amounts or proceeds received by GTSD, BNFL or a Project Organization on a Project, less the following deductions: (i) discounts allowed and taken for prompt payment, (ii) allowances for returns or other trade credits, (iii) all sales, use and other taxes imposed, (iv) packaging and transportation costs and (v) the cost of services contracted to other subcontractors providing technologies and services complimentary to the Technology. The total capital cost of the Project and the capital cost of the Project related to the vitrification portion will be determined by the Steering Committee prior to commencement of the Project.

             (c) In the event that GTSD, in order to provide the GTSD Technology, must obtain from a third party a license or other authorization under such third party's valid patent or other proprietary rights and must pay a license or other fees thereunder to such third party in order to use any portion of the GTSD Technology, then in such event, GTSD shall be entitled to recover such license or other fees payable to such third party out of the Project Fee prior to the distribution arrangement contemplated by paragraph (a) of this
Section 13.1 and such license or other fees payable to such third party shall reduce on a dollar for dollar basis the amount of the Project Fee distributable to each of GTSD and BNFL pursuant to paragraph (a) of this Section 13.1.

             (d) The Project Fee provided for in this Article XIII shall be based on Project revenues received by GTSD, BNFL or a Project Organization during each calendar year and shall be paid by March 31st of the following year. All payments required to be made under this

Agreement shall be made in United States funds. At the time of payment of the Project Fee, the Steering Committee shall render to the parties hereto a statement in writing showing computation of such Project Fee payable for such year.

             (e) Notwithstanding anything herein to the contrary, in the event that GTSD has defaulted on any of its payment obligations under the Convertible Debenture, BNFL shall be entitled to receive the entire Project Fee, less amounts owed to GTSD pursuant to paragraph (c) of this Section 13.1, until such time as the payment default has been cured or the payment default has been waived by BNFL. All of GTSD's portion of the Project Fee directed to BNFL pursuant to this paragraph shall be applied in whole toward the cure of the payment default under the Convertible Debenture.

       13.2 All other fees and compensation for goods and services provided by the parties to a Project shall be determined by the Steering Committee prior to the commencement of the Project and shall be reflected in an appropriate Subcontract.

                                  ARTICLE XIV
               RESEARCH AND DEVELOPMENT COST SHARING ARRANGEMENT
               -------------------------------------------------

       14.1 In connection with the teaming arrangement contemplated by this Agreement, BNFL hereby covenants and agrees to provide research and development funding to GTSD of at least $500,000 per year commencing on the date hereof and continuing until the fifth anniversary of the date of this Agreement in order to develop, enhance and improve the GTSD Technology and to develop related technologies.

       14.2 The budget for the expenditure of the research and development funds and the authorization to expend such funds shall be determined by the Steering Committee. Within thirty (30) calendar days of when the budget for the expenditure of the research and development funds and the authorization to expend such funds has been established by the Steering Committee, BNFL shall provide such funds to GTSD for the research and development efforts. The budget for the expenditure of the research and development funds and the authorization to expend such funds for the one year period commencing on the date hereof shall be determined within thirty (30) calendar days of the date hereof. For each successive year, the budget for the expenditure of the research and development funds and the authorization to expend such funds shall be determined by the Steering Committee at least thirty (30) calendar days prior to the commencement of such one year period.

       14.3 GTSD will administer and manage the research and development efforts performed in the United States and an Affiliate of BNFL will administer and manage the research and development efforts performed in the United Kingdom, but GTSD shall participate in such research and development activities in the United Kingdom and shall provide any necessary technology rights that it owns to such activities. The Steering Committee shall determine who is to administer and manage the research and development efforts performed outside of the

United States and the United Kingdom. Any party other than GTSD that is to administer and manage the research and development efforts relating to the GTSD Technology will be required to execute an appropriate confidentiality agreement, prior to its commencement of research and development efforts, containing restrictions on the disclosure and use by such party of such technology.

       14.4 All goods and services provided by each of the parties in furtherance of the research and development efforts contemplated by this Article XIV shall be at such party's cost, including an allocation of reasonable overhead costs and expenses (including without limitation general and administrative expenses), without any markup or built-in profit to such party.

       14.5 As to the research and development efforts which are the subject of this Article XIV, each party shall remain the sole owner of its technologies (including any enhancements or improvements thereto) resulting from the research and development efforts contemplated by this Article XIV, and the ownership and access rights of the parties with respect to any such intellectual property regarding any such technologies, other than each party's respective technologies, shall be determined on a case by case basis by the Steering Committee in its reasonable discretion either (i) at the time the budget for the expenditure of the research and development funds and the authorization to expend such funds is determined or (ii) at the time such intellectual property is developed.

       14.6 In consideration of its agreement to provide the research and development funding commitment specified herein, BNFL shall receive the benefit of such enhancements or improvements to the GTSD Technology through its sublicense arrangement pursuant to Article XV below and shall also receive all information, data and know-how that are the product of the research and development activities under the arrangement specified by this Article XIV.

       14.7 The research and development funding provided by BNFL pursuant to this Article XIV is to be used solely for research and development of the GTSD Technology and is not in any way to be construed as part of the consideration for the sublicense granted by GTSD to BNFL pursuant to Article XV.

       14.8 The obligations of each of the parties pursuant to this Article XIV shall be a material obligation of this Agreement.

                                  ARTICLE XV
                          GRANT OF SUBLICENSE TO BNFL
                          ---------------------------

             In connection with the teaming arrangement contemplated by this Agreement and contemporaneous with the execution of this Agreement, GTSD and BNFL shall enter into a sublicense agreement (the "Sublicense Agreement"), a form of which is attached hereto as Appendix II, pursuant to which GTSD shall grant to BNFL a sublicense to the GTSD Technology for the United Kingdom, subject to such other terms, conditions, limitations and conditions as are contained in the Sublicense Agreement.

                                  ARTICLE XVI
                BNFL REPRESENTATION ON GTSD BOARD OF DIRECTORS
                ----------------------------------------------

       16.1 As long as the Convertible Debenture is outstanding, BNFL shall have the right to designate an observer to GTSD's Board of Directors who shall have visitation rights on GTSD's Board of Directors, but no right to vote on any matter that comes before GTSD's Board of Directors. The observer designated by BNFL pursuant to this Section 16.1 shall not be considered a member of GTSD's Board of Directors for any purpose. As long as the observer rights provided herein are in effect, the observer designated by BNFL shall be notified in writing of any action taken by written consent of the Board of Directors without a meeting having been held. The visitation rights provided in this Section 16.1 shall be subject to the sole discretion of GTSD's Board of Directors who may suspend such rights for a portion of a meeting, for an entire meeting, for any action taken by written consent of the Board of Directors of GTSD or terminate such rights altogether. BNFL shall be promptly notified of any action taken by written consent of the Board of Directors.

       16.2 GTSD covenants and agrees that it shall take all action that may be required of it in order to effect the terms of the agreement by and between BNFL and The Carlyle Group of even date herewith relating to the rights of BNFL to designate a member or an observer to GTSD's Board of Directors under certain circumstances.

                                 ARTICLE XVII
                             TERM OF THE AGREEMENT
                             ---------------------

       This Agreement shall commence on the date hereof and remain in effect for a period of five (5) years thereafter, unless terminated prior thereto in accordance with Article XVIII.


                                 ARTICLE XVIII
                              TERMINATION EVENTS
                              ------------------

       18.1 This Agreement may be terminated prior to the end of its natural term as provided in Article XVII at any time by mutual agreement of both parties.

       18.2 A party hereto shall have the right to terminate this Agreement by giving prior written notice upon the occurrence of any of the following events involving the other party hereto:

             (i) A material breach of this Agreement by the other party, including without limitation the representations and warranties contained in
Article XIX, which if capable of remedy, has not been remedied by such breaching party within thirty (30) calendar days of written notice by the non-breaching party;

             (ii) The filing of any petition under the United States Bankruptcy Code, in effect from time to time, or any similar Federal or state statute by or against the other party if such petition is not dismissed within 120 days after service upon the other party, or the failure of the other party generally to pay its debts as such debts become due;

             (iii) The filing of an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of, the other party; or

             (iv) The other party's liquidation, dissolution, termination of existence or cessation of the conduct of its business operations.

       18.3  The following provisions shall survive termination of this
Agreement:

       SECTION 8.1

       ARTICLE IX - PROPRIETARY AND CONFIDENTIAL INFORMATION

       ARTICLE X - INTELLECTUAL PROPERTY RIGHTS

       ARTICLE XII - PROVIDING TECHNOLOGY TO JOINT PROJECTS

       ARTICLE XVI - BNFL REPRESENTATION ON GTSD BOARD OF DIRECTORS

       ARTICLE XX - PUBLIC DISCLOSURE

       ARTICLE XXIII - RESPONSIBILITY FOR COSTS INCURRED

       ARTICLE XXIV - COMPLIANCE WITH LAWS

       ARTICLE XXX - ARBITRATION

                                  ARTICLE XIX
                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES
                 ---------------------------------------------

       19.1 GTSD hereby represents and warrants to BNFL as of the date hereof as follows:

             (i) GTSD is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

             (ii) GTSD has all requisite corporate power and authority to enter into this Agreement, the Convertible Debenture and the Sublicense Agreement and carry out and perform its obligations under the terms of such agreements.

             (iii) The execution, delivery and performance of this Agreement, the Convertible Debenture and the Sublicense Agreement have been duly authorized and approved by all necessary corporate action and this Agreement, the Convertible Debenture and the Sublicense Agreement, when duly executed and delivered by GTSD, will constitute valid and legally binding obligation of GTSD, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

             (iv) The execution and performance of this Agreement, the Convertible Debenture and the Sublicense Agreement do not and will not (i) violate GTSD's certificate of incorporation or bylaws, or the terms of any judgment, decree or order of any court or administrative authority or the terms of any material agreement to which it is a party or by which it is bound or (ii) require the filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or third party, excluding those that have already been obtained prior to the date hereof.

             (v) There is no litigation, arbitration, mediation or other investigation or proceeding pending or, to the best of GTSD's knowledge, threatened or in prospect, against GTSD with respect to the transactions contemplated by this Agreement.

             (vi) SCHEDULE 19.1 attached hereto sets forth, as of the date hereof, a true, complete and accurate list of all (i) United States and foreign patents and patent applications, (ii) unpatented technology, including trade secrets, know-how, proprietary rights and information, and expertise, (iii) United States, state and foreign trademark applications and registrations, trade names and material common-law marks, (iv) United States and foreign registered and material unregistered copyrighted works, including any computer programs and
(v) any license, joint venture or other material agreements relied on, related to, used or enjoyed by GTSD in connection with its business of vitrifying radioactive and mixed wastes (collectively, the "Intellectual Property").

             (vii) Except as set forth in SCHEDULE 19.1, GTSD either (a) owns or
(b) holds adequate, enforceable, valid and binding licenses to use, transfer, sublicense and otherwise grant rights to third parties in, all of the Intellectual Property.

             (viii)Except as set forth in SCHEDULE 19.1, GTSD has no knowledge nor any basis to believe that (a) any of the Intellectual Property or (b) any past operations or currently planned operations, activities or products of GTSD, infringe on any intellectual property, proprietary, contract or other rights of any third party.

             (ix) Except as set forth in SCHEDULE 19.1, to the best of GTSD's knowledge, no entity or person is infringing the rights of GTSD with respect to the Intellectual Property and GTSD has no reasonable basis to claim such infringement.

             (x) Except as set forth in SCHEDULE 19.1 and other than the rights of the Inventors, (a) the Intellectual Property is free and clear of any liens, pledges, assignments, obligations or any other encumbrances of any nature, and (b) no consents or approvals of any person or entity are necessary to sell, convey, transfer, assign, deliver or sublicense any of the Intellectual Property to any third party.

             (xi) The patents, registered trademarks and registered copyrights listed on SCHEDULE 19.1 are subsisting, valid and enforceable, and have been maintained by the Company.

             (xii) Except as set forth in SCHEDULE 19.1, none of (a) the Catholic University, (b) the Vitreous State Laboratory of the Catholic University, (c) the United States Government or any United States government agency, (d) any foreign government or foreign government agency or (e) any other person or entity (other than GTSD, the Inventors and First Fidelity Bank, N.A.) have any rights whatsoever in any of the Intellectual Property.

       19.2 BNFL hereby represents and warrants to GTSD as of the date hereof as follows:

             (i) BNFL is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

             (ii) BNFL has all requisite corporate power and authority to enter into this Agreement and the Sublicense Agreement and carry out and perform its obligations under the terms of such agreements.

             (iii) The execution, delivery and performance of this Agreement and the Sublicense Agreement have been duly authorized and approved by all necessary corporate action and this Agreement and the Sublicense Agreement, when duly executed and delivered by BNFL, will constitute valid and legally binding obligation of BNFL, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

             (iv) The execution and performance of this Agreement and the Sublicense Agreement do not and will not (i) violate BNFL's certificate of incorporation or bylaws, or the terms of any judgment, decree or order of any court or administrative authority or the terms of any material agreement to which it is a party or by which it is bound or (ii) require the filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or third party, excluding those that have already been obtained prior to the date hereof.

             (v) There is no litigation, arbitration, mediation or other investigation or proceeding pending or, to the best of BNFL's knowledge, threatened or in prospect, against BNFL with respect to the transactions contemplated by this Agreement.

       19.3 Each of the parties hereto covenants and agrees to indemnify the other party and its Affiliates, directors, officers, employees, agents, successors and assigns and hold such other person harmless against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by such other person (hereinafter a "Loss"), arising out of or resulting from the breach of any representation or warranty by such party contained herein.

       19.4 Promptly after the assertion by any third party of any claim against any party entitled to be indemnified under this Article XIX (the "Indemnitee") that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Losses for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the other party who has indemnified such Losses hereunder ("Indemnitor") a written notice describing such claim. Such Indemnitor may participate in and, at its option upon acknowledgment of Indemnitee's right to indemnification for such matter, assume the defense of the Indemnitee against such claim, including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee. In such case, any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of the such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor or (iii) the named parties to any such action (including impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by Indemnitor's counsel that there may be conflicting interests between Indemnitee and the Indemnitor in the legal defense thereof. No Indemnitor shall be liable to indemnify any Indemnitee for any compromise or settlement of any such action or claim effected without the consent of the Indemnitor.

       19.5 In the event that GTSD is required under Section 19.3 to make any indemnification to BNFL, and GTSD cannot or does not make such required payment when required, for whatever reason, BNFL or the Project Organization, as applicable, shall be entitled to offset any such unpaid amounts against any payment otherwise due to GTSD under this Agreement. In the event that BNFL is required under Section 19.3 to make any indemnification to GTSD, and BNFL cannot or does not make such required payment when required, for whatever reason, GTSD or the Project Organization, as applicable, shall be entitled to offset any such unpaid amounts against any payment otherwise due to BNFL under this Agreement or under the Convertible Debenture. In the event the Project Organization withholds amounts otherwise due a party pursuant to this Section 19.5, the Project Organization will promptly forward such amounts to the other party.

       19.6 All representations and warranties made pursuant to or in connection with this Agreement shall survive the date hereof, but shall terminate three (3) years after the date hereof; provided, that there shall be no such termination with respect to any representation or warranty as to which a bona fide claim has been asserted prior to such date.

       19.7 Notwithstanding anything herein to the contrary, each party hereto shall not be liable as Indemnitor for any Losses of the other party under this
Article XIX unless and until the aggregate amount of all Losses hereunder by such other party equals or exceeds $50,000, in which case the indemnifying party shall be liable for all such losses of the other party equal to or greater than $50,000, up to a maximum aggregate amount of $10,000,000.

                                  ARTICLE XX
                               PUBLIC DISCLOSURE
                               -----------------

             Any news release, public announcement, advertising, publicity or discussion with any other contractor or vendor whatsoever pertaining to the performance or the nature of the work related to this Agreement shall be subject to the express prior written approval of all of the parties hereto.

                                  ARTICLE XXI
                            WAIVER AND SEVERABILITY
                            -----------------------

       21.1 The waiver by any of the parties of any breach of any provision hereof by another shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

       21.2 If one or more of the provisions of the Agreement shall be found to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified consistent with the intent of the parties to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

                                 ARTICLE XXII
                          RELATIONSHIP OF THE PARTIES
                          ---------------------------

             Nothing contained in this Agreement shall be construed to create any joint venture, pooling arrangement or partnership, whether statutory or otherwise, and the rights and obligations of the parties hereto shall be limited to those expressly recited herein. Nothing in this Agreement shall be construed to grant to either of the parties hereto any right to make commitments of any kind for or on behalf of the other party hereto without the prior written consent of said other party.


                                 ARTICLE XXIII
                       RESPONSIBILITY FOR COSTS INCURRED
                       ---------------------------------

             Each party shall bear all of the costs and expenses entailed in its own performance of its activities contemplated by this Agreement, excluding any work to be performed pursuant to any Subcontract resulting from this Agreement.


                                 ARTICLE XXIV
                             COMPLIANCE WITH LAWS
                             --------------------

             Each party agrees to comply with applicable provisions of all laws, ordinances, orders, rules and regulations of the United States as they relate to the parties' performance of this Agreement and each of the parties agrees to require any and all consultants, vendors and agents retained in conjunction with the activities described in this Agreement to do likewise; and such compliance shall be a material obligation of this Agreement.


                                  ARTICLE XXV
                                    NOTICES
                                    -------


       Except as otherwise expressly stated, all notices required to be given or which may be given under this Agreement shall be in writing and shall be deemed given upon the earlier of (i) when it is personally delivered, (ii) three (3) days after having been mailed by certified mail, postage prepaid, return receipt requested, (iii) two (2) days after having been sent by recognized overnight delivery service or (iv) one (1) day after having been sent by facsimile transmission, addressed as follows:

     If to:

            (a)   GTSD:

            GTS DURATEK, INC.
            8955 Guilford Road, Suite 200
            Columbia, MD  21046
            Attn: Robert E. Prince, President and Chief Executive Officer Telecopy No.: (301) 621-8211

            (b)   BNFL:

            BNFL INC.
            9302 Lee Highway, Suite 950
            Fairfax, Virginia 22031
            Attn: K. Edward Newkirk, General Counsel
            Telecopy No.: (703) 359-0442


                                 ARTICLE XXVI
                              COMPLETE AGREEMENT
                              ------------------

             This Agreement together with the other agreements referenced herein to be entered into between the parties contains the complete agreement and understanding between the parties concerning the subject matter hereof and shall supersede all other agreements, understandings or commitments between the parties as to such subject matter.

                                 ARTICLE XXVII
                                  ASSIGNMENT
                                  ----------

             The obligations and rights of each party hereunder shall not be assignable without the prior written consent of the other party; provided, however, that a party hereto may without the consent of the other party assign this Agreement to any successor owner of such party or its business resulting from merger, consolidation, sale of the business or otherwise so long as such successor agrees in writing to assume the party's obligations under this Agreement in a form and manner reasonably acceptable to the other party. Notwithstanding anything herein to the contrary, BNFL may assign its obligations and rights hereunder to an Affiliate upon the written consent of GTSD, which consent will not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties' respective heirs, legal representatives, successors and assigns.

                                ARTICLE XXVIII
                       WAIVER, MODIFICATION OR AMENDMENT
                       ---------------------------------

             No waiver, modification or amendment of any provision of this Agreement shall be effective, binding or enforceable unless in writing and signed by all of the parties hereto.


                                 ARTICLE XXIX
                                 GOVERNING LAW
                                 -------------

             The validity of this Agreement and of any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of the State of Maryland, without reference to any conflict of law or choice of law principles in the State of Maryland that might apply the law of another jurisdiction.


                                  ARTICLE XXX
                                  ARBITRATION
                                  -----------

             Any disputes between the parties relating to the terms of this Agreement, or the breach thereof, shall be submitted to binding arbitration in Baltimore, Maryland, in accordance with the rules of the American Arbitration Association. In the event that either party desires to arbitrate any such dispute, such party shall so notify the other party and the parties shall endeavor, for a period of thirty (30) days, to resolve such dispute without arbitration. In the event that the parties cannot resolve the dispute within such thirty (30) day period, then within ten (10) days thereafter, the parties shall jointly designate an arbitrator to hear the dispute, or, if the parties are unable to jointly select an arbitrator, an arbitrator shall be chosen by the President of the American Arbitration Association from lists of candidates provided by each of the parties. The decision of the arbitrator shall be final and binding upon the parties, their successor and assigns, and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to and to enforce the decision of the arbitrator hereunder. The arbitrator may order specific performance or other equitable relief or remedies to the extent it deems it appropriate, in any situation in which a court could so order. Each party shall pay all of its own expenses in connection with such arbitration and one-half of the arbitrator's fees and expenses.

                                 ARTICLE XXXI
                                 CONSTRUCTION
                                 ------------

             Headings or captions of this Agreement are for reference only and are not to be construed in any way as part of this Agreement, nor in the interpretation of this Agreement. The masculine pronoun shall include the feminine and neuter, and vice versa, where the context so requires.

                                 ARTICLE XXXII
                                 COUNTERPARTS
                                 ------------

       This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

                  [Balance of Page Intentionally Left Blank]

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WITNESS/ATTEST:                                     GTS DURATEK, INC.



_________________________                   By:________________________________
Diane R. Brown, Secretary                   Name: Robert E. Prince
                                            Title: President and Chief Executive
                                                    Officer


                                            BNFL INC.



________________________                    By:________________________________
                                            Name: Rolland A. Langley
                                            Title: President

                                  APPENDIX I
                         FORM OF CONVERTIBLE DEBENTURE
                         -----------------------------

                                  APPENDIX II
                         FORM OF SUBLICENSE AGREEMENT
                         ----------------------------